Exhibit (a)(21)

COHN LIFLAND PEARLMAN HERRMANN & KNOPF LLP
Peter S. Pearlman
Jeffrey W. Herrmann
Park 80 Plaza West-One
Saddle Brook, NJ 07663
Telephone: 201/845-9600
201/845-9423 (fax)
COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP
Darren J. Robbins
Mark Solomon
David T. Wissbroecker
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: 619/231-1058
619/231-7423 (fax)

LITE DEPALMA GREENBERG & RIVAS, LLC
Joseph J. DePalma
Bruce D. Greenberg
Katrina Carroll
Two Gateway Center, 12th Floor
Newark, New Jersey 07102
Telephone: (973) 623-3000
Facsimile: (973) 623-0858
BARROWAY TOPAZ KESSLER MELTZER & CHECK, LLP
Lee D. Rudy
Michael Wagner
James H. Miller
280 King of Prussia Road
Radnor, Pennsylvania 19087
Telephone: (610) 667-7706
Facsimile: (610) 667-7056

Attorneys for Plaintiff
IN THE UNITED STATES DISTRICT COURT FOR
THE DISTRICT OF NEW JERSEY

SUSAN DOUGHERTY, on Behalf of Herself	:
and All Others Similarly Situated, and	:	CIVIL ACTION
Derivatively on Behalf of Nominal Defendant	:
CADBURY PLC,	:	NO. 09-6406 (DMC)
:
Plaintiff,	:	ORDER
	:	CONSOLIDATING RELATED ACTIONS
v.	:	AND APPOINTING CO-INTERIM
	:	CLASS COUNSEL AND CO-LEAD
ROGER CARR, TODD STITZER, ANDREW	:	DERIVATIVE COUNSEL AND LIAISON
BONFIELD, WOLFGANG BERNDT, GUY	:	COUNSEL
ELLIOT, LORD PATTEN, RAYMOND	:
VIAULT, BARONESS HOGG, and COLIN	:
DAY,	:
:
Defendants,	:
:
and	:
:
CADBURY PLC,	:
::
Nominal Defendant

STEWARD INTERNATIONAL	:
ENHANCED INDEX FUND, Derivatively On	:	CIVIL ACTION
Behalf of Cadbury PLC,	:
	:	NO. 09-5006 (DMC)
Plaintiff,	:
:
vs.	:
:
ROGER CARR, TODD STITZER, ANDREW	:
R.J. BONFIELD, WOLFGANG BERNDT,	:
GUY ELLIOT, RAYMOND VIAULT,	:
COLIN R. DAY, BARONESS SARAH	:
ELIZABETH MARY HOGG and LORD	:
CHRISTOPHER FRANCIS PATTEN,	:
:
Defendants,	:
:
-and-	:
:
CADBURY PLC, An English Corporation,	:
::
Nominal Defendant.

     Plaintiffs Susan Dougherty and Steward International Enhanced Index Fund (jointly, “Plaintiffs”). “Individual Defendants” Roger Carr, Todd Stitzer, Andrew R.J. Bonfield, Wolfgang Berndt, Guy Elliot, Raymond Viault, Colin R. Day, Barroness Sarah Elizabeth Mary Hogg, and Lord Christopher Francis Patten, and “Nominal Defendant” Cadbury PLC (together with the Individual Defendants, “Defendants”), through their undersigned counsel, hereby jointly move and agree as follows:
     1. The above-captioned shareholder class and derivative actions against certain officers and directors of Cadbury PLC (“Cadbury”) involve the same subject matter, defendants, and common questions of law and fact. Pursuant to Rule 42(a) of the Federal Rules of Civil Procedure, where actions such as these involve “a common question or law or fact,” this Court may “consolidate the actions” and “issue any other orders to avoid unnecessary cost or delay.”
     2. In an effort to assure consistent rulings and decisions and the avoidance of unnecessary duplication of effort, the undersigned counsel for Plaintiffs enter into this Joint Motion. The counsel are: (a) Coughlin Stoia Geller Rudman & Robbins LLP, counsel for plaintiff Steward International Enhanced Index Fund and Proposed Co-Interim Class Counsel and Co-Lead Derivative Counsel, (b) Barroway Topaz Kessler Meltzer & Check, LLP, counsel for plaintiff Susan Dougherty and Proposed Co-Interim Class Counsel and Co-Lead Derivative Counsel, and (c) Cohn Lifland Pearlman Herrmann & Knopf LLP, counsel for plaintiff Steward International Enhanced Index Fund and Proposed Liaison Counsel.
     3. Plaintiffs agree that the following actions are related actions that in the interests of justice and efficiency should be consolidated for all purposes, including pre-trial proceedings and trial:

Abbreviated Case Name	Case Number	Date Filed
Steward International Enhanced
Index Fund v. Carr, et al.	09-5006 (DMC)	September 30, 2009

Dougherty v. Carr, et al.	09-6406 (DMC)	December 23, 2009
     4. Plaintiffs agree that every pleading filed in these consolidated actions, or in any separate action included herein, must bear the following caption:
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF NEW JERSEY

In re Cadbury PLC Shareholder Litigation	Case No. 09-5006 (DMC)
     5. When a pleading or other court paper filed in the Consolidated Action is intended to apply to all actions therein, the words “ALL ACTIONS” shall appear immediately after the words “THIS DOCUMENT RELATES TO:” in the caption set out above. When a pleading or other court paper is intended to be applicable only to one, or some, but not all of such actions, the party filing the document shall indicate the action(s) to which the document is intended to be applicable by last name of the named plaintiff(s) and the docket number(s).

     6. Plaintiff Susan Dougherty’s Amended Verified Shareholder Class Action and Derivative Complaint (“Complaint”) shall be the operative complaint in the Consolidated Action.
     7. The parties agree that Plaintiff’s Co-Interim Class Counsel and Co-Lead Derivative Counsel shall be Coughlin Stoia Geller Rudman & Robbins LLP and Barroway Topaz Kessler Meltzer & Check, LLP.
     8. Co-Interim Class Counsel and Co-Lead Derivative Counsel shall have the authority to speak for plaintiffs in matters regarding pretrial and trial procedure and in settlement negotiations, and shall make all work assignments in such a manner as to facilitate the orderly and efficient prosecution of this litigation and to avoid duplicative or unproductive effort.
     9. Co-Interim Class Counsel and Co-Lead Derivative Counsel shall be responsible for coordination of all activities and appearances on behalf of plaintiffs. No motion, request for discovery, or other pretrial proceeding shall be initiated or filed by plaintiffs except through Co-Interim Class Counsel and Co-Lead Derivative Counsel.
     10. Defendants’ counsel may rely upon all agreements made with Co-Interim Class Counsel and Co-Lead Derivative Counsel, or other duly authorized representatives of plaintiffs. Such agreements shall be binding on plaintiffs.
     11. The parties agree that Liaison Counsel for Plaintiffs shall be Cohn Lifland Pearlman Herrmann & Knopf LLP.
     12. Liaison Counsel shall be available and responsible for communications to and from this Court. Liaison Counsel shall also be responsible for the creation and maintenance of a master service list of all parties and their respective counsel.

     13. Plaintiffs agree that this Order shall apply to each shareholder class or derivative action, arising out of the same or substantially the same transactions or events as these cases, which is subsequently filed in, assigned, remanded, removed, or transferred to this Court.
     IT IS SO STIPULATED, this 5th day of January, 2010 by:

LITE DEPALMA GREENBERG & RIVAS, LLC	COHN LIFLAND PEARLMAN HERRMANN & KNOPFF LLP
/s/ Joseph J. DePalma	/s/ Jeffrey W. Herrmann
Joseph J. DePalma	Jeffrey W. Herrmann
Bruce D. Greenberg Katrina Carroll Two Gateway Center, 12th Floor Newark, New Jersey 07102 Tel: (973) 623-3000 Counsel for Plaintiff Susan Dougherty	Park 80 Plaza West-One Saddle Brook, NJ 07663 Tel: (201) 845-9600 Counsel for Plaintiff Steward International Enhanced Index Fund and Proposed Liaison Counsel

LOWENSTEIN SANDLER PC
Douglas Eakeley
65 Livingston Avenue
Roseland, New Jersey 07068
Tele: (973) 597-2348
Fax: (973) 597-2349

/s/ Douglas Eakeley
Douglas Eakeley Counsel for Defendants

SO ORDERED.
Dated: Jan 5, 2010	/s/ Dennis M. Cavanaugh
THE HONORABLE DENNIS M. CAVANAUGH
UNITED STATES DISTRICT JUDGE

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